Exhibit (d)(2)

EXECUTION COPY

STOCKHOLDER AGREEMENT

     THIS STOCKHOLDER AGREEMENT (this “Agreement”) dated as of April 25, 2005, is by and among NORTEL NETWORKS INC., a Delaware corporation (“Parent”), PS MERGER SUB, INC., a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”), and each other Person listed on the signature pages hereof (each, a “Stockholder”). Capitalized terms not defined herein have the meanings ascribed to such terms in the Agreement and Plan of Merger dated of even date herewith (as the same may be amended from time to time, the “Merger Agreement”) by and among Parent, Purchaser and PEC Solutions, Inc., a Delaware corporation (the “Company”).

     WHEREAS, Parent, Purchaser and the Company propose to enter into the Merger Agreement which provides for Purchaser to make a cash tender offer (the “Offer”) to purchase all of the outstanding shares of Company Common Stock, including the Shares beneficially owned (as hereinafter defined) by each Stockholder, and the merger of Purchaser with and into the Company (the “Merger”), upon the terms and subject to the conditions of the Merger Agreement;

     WHEREAS, as of the date hereof each Stockholder is the record and beneficial owner of the number of (a) shares of Company Common Stock (collectively as to such Stockholder, such Stockholder’s “Existing Shares” and, together with any shares of Company Common Stock and/or any other voting securities of the Company acquired or beneficially owned by such Stockholder after the date hereof, whether upon the exercise of warrants, options or other rights, the conversion or exchange of any such Existing Shares or convertible or exchangeable securities or by means of purchase, dividend, distribution or otherwise, such Stockholder’s “Shares”) and (b) options exercisable for shares of Company Common Stock (the “Stockholder Options”), in each case set forth opposite such Stockholder’s name on Exhibit A hereto; and

     WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required each Stockholder (as well as certain other stockholders) to agree, and, in order to induce Parent to enter into the Merger Agreement each Stockholder, in its capacity as a stockholder of the Company, is willing to agree, jointly and severally, to (a) tender certain Shares into the Offer, (b) grant Parent an option to purchase certain Shares, and (c) grant Parent an irrevocable proxy in respect of certain Shares in connection with certain matters, in each case as more fully described in this Agreement, and to agree to such other matters as are set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

ARTICLE I

THE OPTIONS

     1.1 Grant of Options. Subject to the terms herein, each Stockholder hereby grants to Parent and Purchaser an irrevocable option (each, an “Option”) to purchase such Stockholder’s Committed Shares at a price per Share equal to $15.50 (the “Purchase Price”). Unless theretofore exercised, each Option shall expire (the “Expiration Date”) at 5:00 p.m. eastern time on the 120th day following termination of the Merger Agreement in accordance with Article IX thereof. “Committed Shares” means, with respect to each Stockholder, Shares of such Stockholder equal in number to the sum of (x) the number set forth in the column labeled “Subject Shares” on Exhibit A hereto corresponding to each Stockholder’s name thereon plus (y) such Stockholder’s “Pro Rata Shares”. “Pro Rata Shares” means, with respect to each Stockholder, Shares of such Stockholder equal in number to the product of:

     (x) the excess of (1) thirty-five percent (35%) of the total outstanding shares of Company Common Stock at the expiration of the Offer or the time the Option is exercised, as applicable, over (2) 9,658,816, multiplied by

     (y) a fraction, the numerator of which is the number of Subject Shares of such Stockholder, and the denominator of which is 9,658,816.

     1.2 Exercise of Options.

          (a) Parent or Purchaser may exercise any or all of the Options in whole or in part at any time (other than between commencement and termination or expiration of the Offer) following the earliest of the making of an Acquisition Proposal (it being understood and agreed that, solely for purposes of this Section 1.2(a), references to 15% in the definition of the term “Acquisition Proposal” in the Merger Agreement shall be replaced by 50%) or occurrence of any of the events described in Section 9.1(c)(i) or 9.1(c)(ii) of the Merger Agreement; provided, however, that, in each case to the extent necessary and prior to the sale or transfer of any Committed Shares in connection with the exercise of any Option:

          (i) any waiting period under the HSR Act applicable to the exercise of an Option shall have expired or been terminated;

          (ii) notice from the CFIUS shall have been received to the effect that review under the Exon-Florio Act applicable to the exercise of an Option has been concluded, and CFIUS shall have determined that there are no issues of national security sufficient to warrant investigation under the Exon-Florio Act with respect to the exercise of an Option;

          (iii) the DSS shall have indicated that it is willing to agree to a foreign ownership, control or influence mitigation proposal submitted in relation to the transactions contemplated by this Agreement, and acceptable to, Parent in its sole discretion, in accordance with the NISPOM; and

          (iv) no Judgment shall have been issued by any Governmental Entity of competent jurisdiction prohibiting the exercise of an Option or the delivery of Shares shall be in effect, and subject to compliance with all applicable Laws, including Rule 14e-5 under the Exchange Act.

          (b) In the event that Parent or Purchaser wishes to exercise an Option, Parent or Purchaser, as applicable, shall give written notice (the date of such notice, the “Notice Date”) to the Stockholder who granted such Option specifying a place and date for closing such purchase (the “Closing”).

          (c) Parent acknowledges and agrees that this Agreement shall not be binding upon the Stockholders in the event that the Merger Agreement shall be amended by the parties thereto to lower the price or value of, or change the form of, the Offer Consideration or the Purchase Price.

     1.3 Payment for and Delivery of Certificates. At the Closing, (a) Parent or Purchaser, as applicable, shall pay the aggregate Purchase Price for the Committed Shares then being purchased from the applicable Stockholder by wire transfer in immediately available funds to an account designated by such Stockholder by written notice to Parent, and (b) each such Stockholder shall deliver (or direct the depository for the Offer to so deliver) to Parent or Purchaser, as applicable, a certificate or certificates evidencing such Stockholder’s Committed Shares being purchased, free and clear of all Liens. All such certificates shall be duly endorsed in blank, or with appropriate stock powers, duly executed in blank, attached thereto, in proper form for transfer, with the signature of such Stockholder thereon guaranteed, and with all applicable taxes paid or provided for.

     1.4 Adjustments Upon Changes in Capitalization. In the event of any change in the number of issued and outstanding Shares by reason of any stock dividend, subdivision, merger, recapitalization, reclassification, combination, conversion or exchange of Shares, or any other change in the corporate or capital structure of the Company (including the declaration or payment of an extraordinary dividend of cash or securities), the number and kind of Shares subject to the Options shall be proportionately adjusted so that the economic consequences of the transactions contemplated hereby are not affected by such action. Without limiting the scope of the foregoing, in any such event, at the option of Parent or Purchaser, each Option shall represent the right to purchase at the Purchase Price, in addition to the number and kind of shares that Parent or Purchaser would be entitled to purchase pursuant to the immediately preceding sentence, whatever securities, cash or other property the Committed Shares shall have been converted into or otherwise exchanged for, together with any securities, cash or other property which shall have been distributed in respect of such Committed Shares.

ARTICLE II

TRANSFER, TENDER AND VOTING OF SHARES

     2.1 No Transfer; Other Actions.

          (a) Without the prior written consent of Parent or as expressly contemplated hereby, from the date hereof until the Expiration Date, each Stockholder agrees not to (directly or indirectly) (i) sell, transfer, pledge, assign, encumber (or suffer to exist any encumbrances) or otherwise dispose of or hypothecate (including in each case by gift or contribution, distribution to or from any trust or similar instrument, merger, consolidation, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise or otherwise provided by Law) (collectively, “Transfer”) any of its Shares; (ii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of its Shares; (iii) deposit any of its Shares into a voting trust or enter into a voting agreement, arrangement or understanding with respect to any of its Shares or grant any proxy with respect thereto; (iv) enter into any Contract, option or other arrangement or undertaking (including any profit sharing arrangement) with respect to any of the items referred to in the foregoing clauses (i) through (iii); (v) acquire additional shares of Company Common Stock; or (vi) knowingly take or cause the taking of any other action that would make its representations and warranties contained herein incorrect or restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby. No Stockholder shall exercise any Stockholder Option or other option granted by the Company for Shares without the prior written consent of Parent.

          (b) Unless a Withdrawal of Recommendation shall have occurred, at the request of Parent or Purchaser, each Stockholder agrees to exercise any rights that such Stockholder may have to acquire shares of Company Common Stock (including pursuant to options) in amount sufficient to procure that the Stockholders’ Shares, together with Shares of Company Common Stock of other stockholders subject to stockholder agreements with Parent and Purchaser, constitute at all times prior to acceptance for payment of any Shares in the Offer by Purchaser a majority of all outstanding Shares on a Fully Diluted Basis (it being understood and agreed that, Stockholder shall exercise such options as specified by Parent, provided, however, that Stockholder will not be obligated to exercise options with an exercise price above the Offer Price unless Parent agrees to pay the amount by which the exercise price of such options exceeds the Offer Price).

          (c) Each Stockholder hereby authorizes and requests Parent or Purchaser to notify the Company’s transfer agent that there is a stop transfer order with respect to all Shares owned by such Stockholder and that this Agreement places limits on the voting of all Shares owned by such Stockholder. Each Stockholder shall cause the certificates evidencing all Shares owned by such Stockholder to have a conspicuous legend to the effect that they are subject to this Agreement (including the restrictions on transfer herein), and to the other obligations hereunder. Each Stockholder agrees that it will not request that the Company register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder’s Shares, unless such Transfer is made in compliance with this Agreement.

     2.2 Tender of Shares.

          (a) Subject to Section 2.4, each Stockholder agrees that it shall irrevocably tender (and deliver any certificates evidencing) all of its Shares, or cause all of its Shares to be irrevocably tendered, into the Offer promptly following, and in any event no later than the third (3rd) Business Day following, the commencement of the Offer pursuant to Section 1.1 of the Merger Agreement in accordance with the procedures set forth in the Offer Documents, free and clear of all Liens.

          (b) Each Stockholder hereby agrees to permit Parent and Purchaser to publish and disclose in the Offer Documents, and if required under applicable Law, the Proxy Statement (including all documents and schedules filed with the SEC) his, her or its identity and ownership of Company Common Stock and the nature of his or her commitments, arrangements and understandings under this Agreement.

          (c) Parent acknowledges and agrees that this Agreement shall not be binding upon the Stockholders in the event that the Merger Agreement shall be amended by the Parties thereto to lower the price or value of, or change the form of, the Offer Consideration.

     2.3 Voting of Shares.

          (a) Subject to Section 2.4, each Stockholder, by this Agreement, at every annual, special or adjourned meeting of the stockholders of the Company called, and at every postponement or adjournment thereof, and on every action or approval by written consent of the stockholders of the Company, irrevocably agrees to vote any and all of its Shares entitled to be voted thereat or to cause any and all such Shares to be voted: (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, (ii) against (A) any proposal for any merger, consolidation, recapitalization, sale of assets or other business combination between the Company and any Person (other than the Merger), (B) any Acquisition Proposal, (C) any change in the Company’s capital structure or any amendment of the Company’s Certificate of Incorporation or By-laws, (D) any change in the management or board of directors of the Company (other than as contemplated by the Merger Agreement), or (E) any other action or agreement intended to or that could result in (x) a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, (y) any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled, or (z) a delay of completion of the Offer and/or the Merger, and (iii) in favor of any other matter relating to the consummation of the transactions contemplated by the Merger Agreement. Each Stockholder further agrees to cause the Shares beneficially owned by such Stockholder to be voted in accordance with the foregoing. Each Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

          (b) Subject to Section 2.4, in furtherance of the agreements contained in Section 2.3(a) of this Agreement and as security for such agreement, each Stockholder hereby irrevocably appoints Charles R. Saffell and Michael M. Paige (the “Grantees”), and each of them individually, as the sole, exclusive, true and lawful proxies of such Stockholder, to vote each of such Stockholder’s Shares as its proxies, for and in the name, place and stead of such Stockholder, with full power of substitution and resubstitution, (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, (ii) against any matter referred to in Section 2.3(a)(ii) of this Agreement, (iii) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement, and (iv) in the discretion of the Grantees, with respect to any proposed postponements or adjournments of any annual or special meeting of the stockholders of the Company held in connection with any of the foregoing. Each Stockholder hereby affirms and agrees that the irrevocable proxy set forth in this Section 2.3 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Each Stockholder hereby further affirms and agrees that the irrevocable proxy is coupled with an interest and, except as set forth in this Section and Section 2.4 is intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL. If for any reason the proxy granted herein is not irrevocable, then such Stockholder agrees that it shall vote its Shares in accordance with Section 2.3(a) above as instructed by Parent in writing. Each Stockholder shall promptly deliver to Parent any proxy cards that such Stockholder receives with respect to the voting of the Company Common Stock. Each Stockholder hereby represents that any proxies heretofore given in respect of its Shares, if any, are revocable, and hereby revokes such proxies.

     2.4 Limitation Upon Obligation to Tender and Voting Proxy. The obligations of each Stockholder specified in this Agreement shall apply whether or not (a) a Withdrawal of Recommendation shall have occurred, or (b) the Company breaches any of its representations, warranties, agreements or covenants set forth in the Merger Agreement; provided, however, in the event of a Withdrawal of Recommendation, the obligations of each Stockholder pursuant to Section 2.2 and Section 2.3 shall only apply to the Committed Shares of each Stockholder, and in the event of a Withdrawal of Recommendation, following termination of the Merger Agreement in accordance with its terms, the obligations of each Stockholder pursuant to Section 2.1 shall only apply to the Committed Shares of each Stockholder. In addition, Parent acknowledges and agrees that this Agreement shall not be binding upon the Stockholders in the event that the Merger Agreement shall be amended by the parties thereto to lower the price or value of, or change the form of, the Offer Consideration.

     2.5 No Solicitation.

          (a) Each Stockholder agrees, in such Stockholder’s capacity as a stockholder of the Company, that it shall not, and that it shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, participate, knowingly encourage or take any other action which may facilitate, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 2.5 by any Representative of any Stockholder shall be deemed to be a breach of this Section 2.5 by such Stockholder.

          (b) Each Stockholder shall immediately advise Parent orally, with written confirmation to follow within 24 hours, of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the Person making any such Acquisition Proposal or inquiry, and shall promptly provide Parent with copies of any true and complete correspondence relating to the foregoing.

          (c) Further Assurances; Additional Actions. David C. Karlgaard shall ensure and hereby guarantees that each of the other Stockholders shall perform their obligations under this Agreement in accordance with the terms hereof. If Parent shall exercise any Option in accordance with the terms of this Agreement, without additional consideration, the Stockholder who granted such Option shall execute and deliver further transfers, assignments, endorsements, consents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement, including the transfer of any and all of such Stockholder’s Shares to Parent and the release of any and all Liens applicable to such Shares. Each Stockholder hereby irrevocably waives and agrees not to assert any rights which it may have with respect to any of its Shares as to appraisal, dissent or any similar or related matter with respect to the Offer or the Merger. Each Stockholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Parent the power to carry out the provisions of this Agreement.

     2.6 Fiduciary Duties. The parties acknowledge and agree that nothing contained in this Agreement shall restrict, limit or prohibit any Stockholder who is a director of the Company from exercising in his capacity as a director of the Company his fiduciary duties as such a director.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE STOCKHOLDERS

     Each Stockholder, jointly and severally, hereby represents and warrants to Parent and Purchaser as follows:

     3.1 Due Organization, etc. The Stockholders (in the case of Stockholders that are corporations, partnerships, trusts or other legal entities) are duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization. The Stockholders have full power and authority (corporate, partnership, trust or otherwise) to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Each of the persons executing this Agreement on behalf of each Stockholder has full power and authority to execute and deliver this Agreement on behalf of such Stockholder and to thereby bind such Stockholder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action (corporate or otherwise) on the part of each Stockholder. This Agreement has been duly executed and delivered by or on behalf of each Stockholder and, assuming its due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of each Stockholder, enforceable against each Stockholder in accordance with its terms.

     3.2 No Conflicts; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by the Stockholders does not, and the performance of this Agreement by each Stockholder will not, (i) conflict with or violate the certificate of incorporation, by-laws, partnership or trust agreement or similar organizational document of such Stockholder (in the case of a Stockholder that is a corporation, partnership, trust or other legal entity), (ii) conflict with or violate any Law, Judgment or Permit applicable to any Stockholder or by which it or any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the property or assets of any Stockholder or (if such Stockholder purports to be a corporation or other entity) any of its subsidiaries pursuant to, any Contract or other instrument or obligation to which any Stockholder is a party or by which any Stockholder or any of its properties is bound or affected.

          (b) The execution and delivery of this Agreement by the Stockholders does not, and the performance of this Agreement by each Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, (i) any Governmental

Entity, except for applicable requirements, if any, of the Exchange Act, the HSR Act, the Exon-Florio Act and in connection with or required in accordance with the NISPOM, or (ii) any third party (including with respect to individuals, any spousal consents, and with respect to trusts, any co-trustees or beneficiaries). If any Stockholder is married, this Agreement (including the Option and the proxy) has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder’s spouse, enforceable against such person in accordance with its terms.

     3.3 Title to Shares. As of the date hereof the Stockholders have good and valid title to, and beneficial ownership of, all of their Shares free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrance of any kind (collectively, “Liens”), other than pursuant to this Agreement and applicable securities Laws. The Stockholders have full right, power and authority to sell, transfer and deliver their respective Shares (and to agree to vote and grant a proxy with respect thereto) pursuant to this Agreement. Upon payment of the Purchase Price as contemplated herein, the Stockholders shall deliver and Parent will receive good and valid title to (x) the Stockholders’ Shares, if delivered pursuant to Section 2.2 (where the limitation imposed by Section 2.4 does not apply thereto), or (y) the Stockholders’ Committed Shares, if delivered pursuant to Section 2.2 (where the limitation imposed by Section 2.4 applies thereto) or Article I, in each case, free and clear of any Lien of any kind, including in the case of a trust, any claim by the beneficiaries thereof. The Shares and Stockholder Options listed beside the Stockholders names on Exhibit A are the only Shares and options to acquire Shares owned of record or beneficially by the Stockholders.

     3.4 No Broker’s Fees. Except as disclosed in the Merger Agreement, no broker, finder, investment banker or other Person is entitled to any broker’s, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholders.

ARTICLE IV

GENERAL PROVISIONS

     4.1 Amendment. At any time prior to the Effective Time, the parties may amend, modify and supplement this Agreement in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby or the Merger Agreement. Any such amendment, modification or supplement shall be valid only if set forth in a written instrument executed and delivered by each of the parties.

     4.2 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     4.3 Fees and Expenses. Parent and Purchaser, on the one hand, and the Stockholders, on the other, shall bear all of their own respective fees and expenses incurred by them in connection with the negotiation and performance of this Agreement, and no party may recover any such fees and expenses from the other parties upon any termination of this Agreement or the Merger Agreement.

     4.4 Termination. Section 2.3 hereof shall terminate upon the earlier of the Effective Time or the termination of the Merger Agreement in accordance with Article IX thereof. Subject to the following sentence, all other provisions of this Agreement shall terminate and have no further effect upon the close of business on the 120th day following termination of the Merger Agreement in accordance with Article IX thereof. The representations, warranties, covenants, and agreements contained herein shall terminate and shall not survive the termination of this Agreement; provided, however, that in the event of a breach of this Agreement, neither anything in this Section 4.4 nor the termination of this Agreement shall relieve any party of liability for failure to perform its obligations hereunder arising prior to such termination.

     4.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered if delivered by hand, by facsimile transmission, or by courier or overnight carrier to the persons at the addresses set forth below:

     (a) If to Parent:

Nortel Networks Inc.
220 Athens Way, Suite 300
Nashville, Tennessee 37228-1397
Attention: Lynn Egan / Corporate Secretary
Facsimile No.: (615) 432-4067

with a copy to:

Crowell & Moring LLP
1001 Pennsylvania Avenue, NW
Washington, DC 20004-2595
Attention: Donald L. Toker, Jr., Esq.
Facsimile No.: (202) 628-5116

     (b) If to a Stockholder, to the address set forth below such Stockholder’s name on the signature pages hereof, with a copy to:

DLA Piper Rudnick Gray Cary US LLP
1775 Wiehle Avenue, Suite 400
Reston, Virginia 20190-5159

Attention: Edwin M. Martin, Esq.
Facsimile No.: (703) 773-5000

     Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

     4.6 Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof.

     4.7 No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any other Person other than the parties hereto and their respective successors and permitted assigns, or to otherwise create any third-party beneficiary hereto.

     4.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that Parent or Purchaser may assign this Agreement to any of its direct or indirect wholly owned subsidiaries without the consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares owned on the date hereof by it and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise.

     4.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

     4.10 Counterparts and Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement. This Agreement shall become effective between Parent, Purchaser and each respective Stockholder when counterparts have been signed by each such party hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

     4.11 Interpretation. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement. For purposes of this Agreement, the term “beneficially own” or “beneficial ownership”, with respect to any securities, shall mean having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Exchange Act, including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities beneficially owned by a Person shall include securities beneficially owned by all other Persons with whom such Person would constitute a “group” within the meanings of Section 13(d) (3) of the Exchange Act.

     4.12 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

     4.13 Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

     4.14 Submission to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement, the Merger Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 4.5. Nothing in this Section 4.14, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

     4.15 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

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      IN WITNESS WHEREOF, the parties have executed this Stockholder Agreement as of the date first written above.

NORTEL NETWORKS INC.

Date of Execution: April 25, 2005	By:	/s/ Charles R. Saffell

Name: Charles R. Saffell
Title: President, Nortel Federal Network Solutions

PS MERGER SUB, INC.

Date of Execution: April 25, 2005	By:	/s/ Arno Nadolny

Name: Arno Nadolny
Title: President

DAVID C. KARLGAARD

Date of Execution: April 25, 2005		/s/ David C. Karlgaard

Address: [ REDACTED]
Phone: [ REDACTED]
Fax: [ REDACTED]

DAVID C. KARLGAARD REVOCABLE TRUST

Date of Execution: April 25, 2005	By:	/s/ David C. Karlgaard

Name: David C. Karlgaard
Title: Trustee
Address: [ REDACTED]
Phone: [ REDACTED]
Fax: [ REDACTED]

DAVID C. KARLGAARD AND MARILYN E. KARLGAARD TRUST

Date of Execution: April 25, 2005	By:	/s/ David C. Karlgaard

Name: David C. Karlgaard
Title: Trustee
Address: [ REDACTED]
Phone: [ REDACTED]
Fax: [ REDACTED]

DAVID C. KARLGAARD AND MARILYN E. KARLGAARD IRREVOCABLE TRUST

Date of Execution: April 25, 2005	By:	/s/ Sharon M. Owlett

Name: Sharon M. Owlett
Title: Trustee
Address: [ REDACTED]
Phone: [ REDACTED]
Fax: [ REDACTED]

KARLGAARD FAMILY FOUNDATION

Date of Execution: April 25, 2005	By:	/s/ David C. Karlgaard

Name: David C. Karlgaard
Title: President
Address: [ REDACTED]
Phone: [ REDACTED]
Fax: [ REDACTED]

KARLGAARD CHARITABLE REMAINDER TRUST

Date of Execution: April 25, 2005	By:	/s/ David C. Karlgaard

Name: David C. Karlgaard
Title: Trustee
Address: [ REDACTED]
Phone: [ REDACTED]
Fax: [ REDACTED]

EXHIBIT A

List of Stockholders

		Stockholder Options
		(Shares of Company
	Shares of Company	Common Stock
Stockholder	Common Stock	Underlying Options)	Subject Shares
David C. Karlgaard
David C. Karlgaard		1,139,735
David C. Karlgaard Revocable Trust u/t/a 11/15/01, David C. Karlgaard Trustee	4,376,475		2,946,792
David C. Karlgaard and Marilyn E. Karlgaard Trust, David C. Karlgaard, Trustee	1,041,203		701,069
David C. Karlgaard and Marilyn E. Karlgaard Irrevocable Trust, Sharon M. Owlett, Trustee	335,040		225,591
Karlgaard Family Foundation, David C. Karlgaard, President	95,000		63,966
Karlgaard Charitable Remainder Trust	300,000		201,998

Paul G. Rice
Paul G. Rice	4,668,722	1,443,233	3,143,570
Paul G. Rice and Gina J. Rice Grantor Retained Annuity Trust, Paul G. Rice, Trustee	601,200		404,804
The Rice Family Foundation, Gina J. Rice, President	4,000		2,694

Alan H. Harbitter
Alan H. Harbitter	2,394,296	651,503	1,612,141
Merrill Lynch Trust Co. FSB Harbitter CRUT DTD 10 15 01, Alan H. Harbitter Trustee	29,500		19,864
The Harbitter Family Foundation	8,000		5,387
The Alan H. Harbitter and Lisa J. Harbitter Grantor Retained Annuity Trust	491,500		330,940
TOTAL:	14,344,936	3,234,471	9,658,816